UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.



                                               Commission File Number 02-20779

                                CF&I STEEL, L.P.[ASTERISK]

             (Exact name of registrant as specified in its charter)


    1000 SW Broadway, Suite 2200, Portland, Oregon               97205
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    (Address of principal executive offices)                   (Zip Code)


                                 (503) 223-9228
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              (Registrant's telephone number, including area code)


                 GUARANTEE OF 10% FIRST MORTGAGE NOTES DUE 2009
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            (Title of each class of securities covered by this Form)

                                      NONE
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [ X]        Rule 12h-3(b)(1)(i)        [ X]
     Rule 12g-4(a)(1)(ii)     [    ]      Rule 12h-3(b)(1)(ii)       [    ]
     Rule 12g-4(a)(2)(i)      [    ]      Rule 12h-3(b)(2)(i)        [    ]
     Rule 12g-4(a)(2)(ii)     [    ]      Rule 12h-3(b)(2)(ii)       [    ]
                                          Rule 15d-6                 [    ]


         Approximate number of holders of record as of the certification or notice date: [ 1 ]
              -----

         Pursuant to the requirements of the Securities Exchange Act of 1934, CF&I Steel, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

   Date:  March 15, 2005   CF&I STEEL, L.P.

                           By: NEW CF&I, Inc., its General Partner


                           By:  /s/ Jeff S. Stewart
                                ------------------------------------------------
                           Jeff S. Stewart, Corporate Controller, New CF&I, Inc.


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



[ASTERISK]The registrant is not subject to the filing requirements of Section
13 or 15(d) of the Securities Exchange Act of 1934. The registrant is a voluntary filer.